Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

August 8, 2017

Radius Health, Inc.

950 Winter Street

Waltham, Massachusetts 02451

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion letter dated August 7, 2017 and included as Exhibit 5.1 to the Post-Effective Amendment No. 1 to Form S-3ASR (File No. 333-201610) (the “Registration Statement”) filed on August 7, 2017 by Radius Health, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement became effective under the Securities Act upon filing on August 7, 2017. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) to be filed on or about August 9, 2017 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) of up to $345,000,000 aggregate principal amount of its 3.00% Convertible Senior Notes due 2024 (the “Notes”) and (ii) the shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) that may be issued upon conversion of the Notes (the “Conversion Shares” and, collectively with the Notes, the “Securities”) covered by the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The Notes are to be issued and sold by the Company pursuant to (i) the Underwriting Agreement, dated as of August 8, 2017 (the “Underwriting Agreement”), between the Company and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, on their own behalf and as representatives of the several underwriters named in Schedule 1 thereto and (ii) an indenture, to be dated on or about August 14, 2017, by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture No. 1, to be dated on or about August 14, 2017, by and between the Company and the Trustee, establishing the terms of the Notes, in a form consistent with that authorized by the Company (as supplemented, the “Indenture”).

Radius Health, Inc.

August 8, 2017

The opinion set forth below is limited to the Delaware General Corporation Law and the law of New York.

Based on the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Notes have been duly authorized and, upon the due execution and delivery of the Indenture by each of the Company and the Trustee and the execution, authentication and issuance of the Notes (in the form examined by us) against payment therefor in accordance with the terms of the Underwriting Agreement and otherwise in accordance with the Indenture, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The issuance of the Conversion Shares has been duly authorized and, assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Notes are converted, the Conversion Shares, when issued and delivered upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and nonassessable.

The opinion expressed in numbered opinion paragraph 1 above is subject to and limited by the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and unconscionability), regardless of whether considered in a proceeding in equity or law.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP